Exhibit 4.31

AMENDMENT TO THE CONVERTIBLE NOTE PURCHASE AGREEMENT

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*] indicates the redacted confidential portions of this exhibit.

THIS AMENDMENT TO THE CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Amendment”), dated August 13th, 2019, is made by and between each of the undersigned parties.

Reference is made to that certain Convertible Note Purchase Agreement, dated July 12, 2019, by and between Uxin Limited (the “Company”) and PacificBridge Asset Management, acting in its capacity as the fund manager of PacificBridge Inner Circle Mezzanine 1, PacificBridge Inner Circle Mezzanine 2, PacificBridge TMT Mezzanine 1 and PacificBridge TMT Mezzanine 2 (“PacificBridge”) (the “Convertible Note Purchase Agreement”). Capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Convertible Note Purchase Agreement, unless the context requires otherwise.

WHEREAS, each of the undersigned, being a party to the Convertible Note Purchase Agreement, desires to effect certain amendments to the Convertible Note Purchase Agreement; and

WHEREAS, pursuant to Section 7.3 of the Convertible Note Purchase Agreement, the Convertible Note Purchase Agreement may be amended by another agreement in writing executed by the Company and PacificBridge.

NOW, THEREFORE, each of the undersigned agrees to amend the Convertible Note Purchase Agreement as set forth below.

Section 1. Definition of “Conversion Price” in the 10.0% Note. The last sentence of Section 4(a)(i) of Exhibit A (Form of 10.0% Note) to the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following sentence:

“As used in this Note, “Conversion Price” means US$1.683, as may be adjusted pursuant to Section 4(d) hereof”

Section 2. Definition of “Conversion Price” in the 11.0% Note. The last sentence of Section 4(a)(i) of Exhibit B (Form of 11.0% Note) to the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following sentence:

“As used in this Note, “Conversion Price” means US$1.683, as may be adjusted pursuant to Section 4(d) hereof.”

Section 3. SCHEDULE 1. Schedule 1 to the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

SCHEDULE 1

PURCHASERS AND ALLOCATIONS

[*]

For the avoidance of doubt, the detailed allocations between the Purchasers may be adjusted by the Fund Manager at its sole discretion upon a 10-day advance written notice to the Company, as long as the total principal amounts remain US$14,510,000.

Section 4. Effectiveness. This Amendment shall become effective immediately on the date hereof.

Section 5. Effect. Except as expressly amended by this Amendment, the Convertible Note Purchase Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Convertible Note Purchase Agreement to “this Agreement” shall be deemed to refer to the Convertible Note Purchase Agreement as amended by this Amendment.

Section 6. Further Assurance. Each of the undersigned hereby agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary or appropriate to effect this Amendment.

Section 7. Miscellaneous. Section 7.2 (Governing Law; Dispute Resolution), Sections 7.6 (Notices), 7.8 (Severability), 7.10 (Confidentiality), 7.13 (Headings) and 7.14 (Counterparts) are hereby incorporated into this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Uxin Limited

By:	/s/ Kun Dai
Name: Kun Dai
Title: Director and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

PacificBridge Asset Management, acting in its capacity as the fund manager of each of the Purchasers

By:	/s/ DK LEE
Name: DK LEE
Title: CEO